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                               September 29, 2000


Eric W. Deckinger, President
American Group, Inc. ("AMCP")
10570 Hagen Ranch Road
Boynton Beach, Florida 33437

     RE:  Funding Commitment

Dear Mr. Deckinger:

Please allow this letter to confirm that I shall undertake to raise between the sum of $500,000 and $1,500,000 (or greater) for your company. All such funds advanced shall be considered an advance of that certain Promissory Note date May 26, 1998 and shall be secured by a participating first lien on the new plant and equipment being manufactured by Industrial Conveyor Systems. All or part of the total monies advanced may be classified as a bridge loan which shall be repayable at such time permanent financing is obtained with respect to the Plant. Any equity funding will be structured through a single purpose limited liability entity (either partnership or LLC), which entity shall then subscribe to purchase the new preferred series C class of stock at the rate of $800.00 per share. I shall receive no compensation for funding the company. However, the company agrees to reimburse me, or the entity, for any and all expenses incurred in connection with the formation of the entity and its investment in MOSS relating to raising the money, including attorney's fees. In any event, the financing is contingent upon MOSS creditors converting their debt or other preferred stock into the new preferred series as is acceptable to me.

Kindly signify your acceptance to the foregoing by signing this letter at the bottom.


                                                          Very truly yours,


                                                          Robert I. Claire, Esq.

RIC:cg


The foregoing is hereby agreed to this ____ day of September, 2000.

AMERICAN GROUP, INC.


By:____________________________
   Eric W. Deckinger, President